77Q1(e)    Updates to the Investment Advisory Agreement



				SUPPLEMENT TO
			INVESTMENT ADVISORY CONTRACT

PIMCO Variable Insurance Trust
840 Newport Center Drive
Newport Beach, California 92660


May 24, 2005



Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

RE:	All Asset All Authority Portfolio
	Diversified Income Portfolio
	Foreign Bond (Unhedged) Portfolio
	RealEstateRealReturn Strategy Portfolio


Dear Sirs:

	This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company LLC (the "Adviser") as follows:

1. 	This Trust is an open-end investment company organized as a Delaware business trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The All Asset All Authority, Diversified Income, Foreign Bond (Unhedged) and RealEstateRealReturn Strategy Portfolios (the "Portfolios") are separate investment portfolios of the Trust.

2. 	The Trust and the Adviser have entered into an Investment Advisory
Contract ("Contract") dated May 5, 2000 pursuant to which the Trust has employed the Adviser to provide investment advisory and other services specified in the Contract, and the Adviser has accepted such employment.

3. 	As provided in paragraph 1 of the Contract, the Trust hereby appoints the Adviser to serve as Investment Adviser with respect to the Portfolios, and the Adviser accepts such appointment, the terms and conditions of such employment to be governed by the Contract, which is hereby incorporated herein by reference.

4. 	As provided in paragraph 7 of the Contract and subject to further conditions as set forth therein, the Trust shall with respect to the Portfolios pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of each Portfolio during the preceding month at an annual rate as follows:

All Asset 		Diversified 	Foreign Bond 	RealEstateRealReturn
All Authority		Income		(Unhedged)	Strategy

0.25%			0.45%		0.25%		0.49%
0.25%			0.45%		0.25%		0.49%
0.25%			0.45%		0.25%		0.49%
0.25%			0.45%		0.25%		0.49%


5.	This Supplement and the Contract shall become effective with respect to the Portfolios on May 24, 2005 and shall continue in effect with respect to the Portfolios for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolios or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract may be terminated with respect to the Trust at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940
Act) of the Portfolios or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

					Very truly yours,

PIMCO VARIABLE INSURANCE TRUST



					By: ________________________________
					      Title:  President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC



By: ________________________________
      Title:  Managing Director